Exhibit 10.1
Archer-Daniels-Midland Company
2009 Incentive Compensation Plan
Performance Share Unit Award Agreement
     This Performance Share Unit Award Agreement (the “Agreement”), is made and entered into as of *[grant date] (the “Date of Grant”), by and between Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), and «First_Name» «Last_Name», an employee of the Company (the “Grantee”). This Agreement is pursuant to the terms of the Company’s 2009 Incentive Compensation Plan (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, including the definitions of capitalized terms contained in the Plan.
     Section 1. Performance Share Unit Award. The Company hereby grants to the Grantee, on the terms and conditions hereinafter set forth, an Award of «ResAmount» Performance Share Units (the “Units”), such Units representing the right to receive, following vesting of the Units, such number of shares of the Company’s common stock as may be determined in accordance with Section 4 of this Agreement, but in no event a total number of Shares greater than 150% of the number of Units. The Units granted to the Grantee shall be credited to an account in the Grantee’s name. This account shall be a record of book-keeping entries only and shall be utilized solely as a device for the measurement and determination of the number of Shares to be granted to or in respect of the Grantee pursuant to this Agreement.
     Section 2. Rights of Grantee.
     (a) No Shareholder Rights. The Units granted pursuant to this Award do not entitle Grantee to any rights of a shareholder of the Company’s common stock. The Grantee’s rights with respect to the Units shall remain forfeitable at all times by the Grantee until satisfaction of the vesting conditions set forth in Section 3 of this Agreement.
     (b) Restrictions on Transfer. The Grantee shall not be entitled to transfer, sell, pledge, alienate, hypothecate or assign the Units or this Award, except that in the event of the Grantee’s death, the Grantee’s designated beneficiary or estate shall be entitled to receive the Shares issuable in settlement of earned and vested Units. Any attempt to otherwise transfer the Units or this Award shall be void. All rights with respect to the Units and this Award shall be available only to the Grantee during his or her lifetime, and thereafter to the Grantee’s designated beneficiary or estate.
     Section 3. Vesting of Units. Subject to the provisions of Sections 6 and 7 hereof, the Units granted hereunder (and the Grantee’s right to receive Shares in settlement of the Units pursuant to this Award) shall vest on the earliest to occur of the following (the “Vesting Date”): (i) October 1, 2014; (ii) upon the occurrence of a Change in Control of the Company (as defined in the Plan after giving effect to the proviso regarding Code Section 409A at the end of that definition); or (iii) upon the death of the Grantee. Any outstanding Units granted hereunder that do not vest on the Vesting Date shall be forfeited.

     Section 4. Number of Shares to be Received. The number of Shares that the Grantee will be entitled to receive in settlement of the vested Units following the Vesting Date will be determined as follows, subject to an overall limitation on such number of Shares equal to 150% of the number of vested Units:
     (a) Annual Share Settlement Amount. Each fiscal year of the Company occurring during the period July 1, 2011 to June 30, 2014 will be considered a “Performance Period” for purposes of this Agreement. As soon as practicable following the end of each Performance Period, the number of Shares issuable in settlement of one-third of the number of Units subject to this Agreement (the “Annual Share Settlement Amount”) will be determined by the Committee by multiplying one-third of the number of Units by the Company Performance Factor (described in Section 4(b) below) for that Performance Period.
     (b) Company Performance Factor.
          (1) The Company Performance Factor for each Performance Period is a percentage multiplier, calculated to two decimal places, determined by the Committee for purposes of calculating payouts under the Company’s annual cash incentive program for performance that occurred during the applicable Performance Period. As an example, the determination of the Company Performance Factor for the annual cash incentive program for fiscal 2010 is described on pages 20-22 of the Company’s Proxy Statement for its annual meeting of stockholders held on November 4, 2010. The manner of determining the Company Performance Factor for each Performance Period for purposes of this Section 4 shall be established by the Committee no later than 90 days after the commencement of each Performance Period.
          (2) The Committee retains complete discretion to modify, from one year to the next, the manner in which it calculates payouts under the Company’s annual cash incentive program, which may include changes in the way the Company Performance Factor is calculated (such as changes in the number, nature and weighting of financial and operational metrics upon which applicable performance goals are based, or changes in the level of achievement required to satisfy any applicable performance goal) and the use of a multiplier other than the Company Performance Factor. Any changes from one Performance Period to the next in the way the Company Performance Factor is calculated for a Performance Period for purposes of the annual cash incentive program shall equally apply to calculations affecting this Award under this Section 4. If the Committee makes other changes in the manner in which it calculates payouts under the Company’s annual cash incentive program that will affect any Performance Period, then the Committee shall adapt the calculation methodology used under the annual cash incentive program as may be necessary to enable it to derive a Company Performance Factor for such Performance Period that may equitably be utilized for purposes of calculations under this Section 4. Any such adaptations and derivations made by the Committee pursuant to this Section 4(b)(2) shall be final, binding and conclusive for all purposes hereunder.
     (c) Additional Share Settlement Amount. If the Units vest pursuant to clause (ii) or clause (iii) of Section 3 of this Agreement, then to the extent that the number of Units that vest on the applicable Vesting Date exceeds the number of Units for which Annual Share Settlement

Amounts have previously been determined in accordance with Section 4(a) above, the number of Shares issuable in settlement of Units for which no Annual Share Settlement Amounts have been calculated (the “Undetermined Units”) will be determined by multiplying such number of Undetermined Units by the average of the Company Performance Factors previously determined by the Committee for Performance Periods completed prior to the applicable Vesting Date. If the Committee has not determined the Annual Share Settlement Amount for any Performance Period prior to the applicable Vesting Date, then the number of Shares issuable in settlement of the Undetermined Units shall be equal to the number of Undetermined Units. Any Share settlement amount determined pursuant to this Section 4(c) for Undetermined Units shall be referred to as the “Additional Share Settlement Amount.”
     Section 5. Settlement of Units. After any Units vest in accordance with Section 3 of this Agreement, the Company shall cause to be issued to the Grantee, or to the Grantee’s designated beneficiary or estate in the event of Grantee’s death, Shares in payment and settlement of such vested Units in an amount equal to the lesser of (i) the sum of all Annual Share Settlement Amounts and any Additional Share Settlement Amount determined in accordance with Section 4, or (ii) 150% of the number of vested Units. Except for vesting as a result of Grantee’s death or a Change in Control of the Company, such issuance shall follow certification by the Committee of the calculation of the final Annual Share Settlement Amount, and shall occur on or before the later of (i) the end of the calendar year in which the Vesting Date occurs, or (ii) the 15th day of the third calendar month after the Vesting Date, and the Grantee shall have no power to affect the timing of such issuance. If vesting occurs as a result of Grantee’s death, such issuance shall occur within 90 days of the date of Grantee’s death, and if vesting occurs as a result of a Change in Control, such issuance shall occur as of the date of the Change in Control. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, shall be subject to the tax withholding provisions of Section 8, and shall be in complete settlement and satisfaction of such vested Units. If the ownership of or issuance of Shares to the Grantee as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, the Grantee or his legal representative shall receive cash proceeds in an amount equal to the Fair Market Value (as of the Vesting Date) of the Shares otherwise issuable to Grantee, net of any amount required to satisfy withholding tax obligations as provided in Section 8.
          Section 6. Effect of Termination of Service. If the Grantee’s service as an Employee ceases prior to the Vesting Date other than as a result of the Grantee’s Retirement or Disability, the Grantee shall forfeit the Units. If such termination of service is a result of Grantee’s Retirement or Disability, then subject to the forfeiture and recovery conditions of Section 7, Grantee’s right to receive Shares pursuant to this Award shall continue to vest in accordance with Section 3.
          Section 7. Forfeiture and Recovery Conditions. Notwithstanding the foregoing, in the event of termination of Grantee’s service as an Employee for “cause” (as defined below), the breach of any non-competition or confidentiality restrictions applicable to the Grantee, or the Grantee’s participation in an activity that is deemed by the Company to be detrimental to the Company (including, without limitation, criminal activity or accepting employment with a competitor of the Company), (i) the Grantee’s right to receive an award of Units or an issuance of Shares in settlement of Units shall immediately terminate, (ii) any unvested Units held by the Grantee shall be forfeited, and (iii) if Shares have been issued (or the cash value thereof paid) after the Vesting Date, then either (A) the Shares so issued shall be forfeited and returned to the Company, or (B) the Grantee shall be required to pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the Vesting Date.
          For purposes hereof, “cause” shall have the meaning specified in such Grantee’s employment agreement with the Company, or, in the case of a Grantee who is not employed pursuant to an employment agreement, “cause” shall mean any of the following acts by the Grantee: (i) embezzlement or misappropriation of corporate funds, (ii) any acts resulting in a conviction for, or plea of guilty or nolo contendere to, a charge of commission of a felony, (iii) misconduct resulting in injury to the Company or any subsidiary, (iv) activities harmful to the reputation of the Company or any subsidiary, (v) a violation of Company or subsidiary operating guidelines or policies, (vi) willful refusal to perform, or substantial disregard of, the duties properly assigned to the Grantee, or (vi) a violation of any contractual, statutory or common law duty of loyalty to the Company or any subsidiary.
          This Award shall also be subject to any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act, and any incentive-based compensation associated with this Award may be recovered by the Company pursuant to such policy under the circumstances and to the extent required by Section 10D of the Exchange Act and the rules promulgated by the Securities and Exchange Commission and the New York Stock Exchange thereunder.
          Section 8. Withholding of Taxes. The Grantee shall pay to the Company any required withholding taxes upon any event in connection with this Award, such as the issuance of Shares in settlement of the Units, that the Company determines may result in any domestic or foreign tax withholding obligation, and the delivery of such Shares shall be conditioned upon the prior payment by the Grantee, or the establishment of arrangements satisfactory to the Company for the payment by the Grantee, of such withholding tax obligation. The Company may permit the Grantee to satisfy all or any part of such withholding tax obligations (up to the Grantee’s minimum required tax withholding rate) by having the Company withhold Shares otherwise payable in settlement of Units having a Fair Market Value on the date the tax is to be determined equal to the amount of such withholding tax obligations.
          Section 9. Securities Law Compliance. No Shares shall be delivered upon the vesting and settlement of any Units unless and until the Company and/or the Grantee shall have complied with all applicable federal, state or foreign registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that Grantee may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company reserves the right to legend any Share certificate or book entry, conditioning sales of such Shares upon compliance with applicable federal and state securities laws and regulations.

          Section 10. No Rights as Employee or Consultant. Nothing in this Agreement or this Award shall confer upon the Grantee any right to continue as an Employee or consultant of the Company or any Subsidiary or Affiliate, or to interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the Grantee’s service at any time.
          Section 11. Adjustments. If at any time while this Award is outstanding, the number of outstanding Shares is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in Section 4.3 of the Plan, the number of Units and the number and kind of securities that may be issued in respect of such Units shall be adjusted in accordance with the provisions of the Plan.
          Section 12. Notices. Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company at the Company’s office at 4666 Faries Parkway, Decatur, Illinois 62526, or at such other address as the Company may designate by notice to the Grantee. Any notice hereunder by the Company shall be given to the Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.
          Section 13. Construction. The construction of this Agreement is vested in the Committee, and the Committee’s construction shall be final and conclusive.
          Section 14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof.

Archer-Daniels-Midland Company

By:	P. A. Woertz
Chairman, President & Chief
Executive Officer

GRANTEE

By:

5